Exhibit 99.1

Investor Contact:	Media Contact:
Mark Melnyk	Lauren George
407-613-3327	407-613-8431
mark.melnyk@hgv.com	lauren.george@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations Reports Full Year and Fourth Quarter 2019 Results

ORLANDO, Fla. (Feb. 27, 2020) – Hilton Grand Vacations Inc. (NYSE:HGV) (“HGV” or “the Company”) today reports its full year and fourth quarter 2019 results. Highlights include:

KEY HIGHLIGHTS

Fourth Quarter 2019 Results1

•	Total revenues for the fourth quarter were $468 million compared to $642 million for the same period in 2018.
•	Total revenues were affected by a deferral of $35 million in the current period compared to a recognition of $153 million in the same period in 2018.
•	Net income for the fourth quarter was $72 million compared to $120 million for the same period in 2018.
•	Net income was affected by a net deferral of $19 million in the current year compared to a net recognition of $81 million in the same period in 2018.
•	Diluted EPS for the fourth quarter was $0.83 compared to $1.24 for the same period in 2018.
•	Diluted EPS was affected by a net deferral of $19 million or $0.22 per share in the current year compared to a net recognition of $81 million or $0.84 per share in the same period in 2018.
•	Adjusted EBITDA for the fourth quarter was $105 million compared to $186 million for the same period in 2018.
•	Adjusted EBITDA was affected by a net deferral of $19 million in the current period compared to a net recognition of $81 million in the same period in 2018.
•	Tours were up 5.2% compared to 2018.
•	Contract sales in the fourth quarter were $365 million, an increase of 1.4% from the same period in 2018.
•	Net Owner Growth (NOG) for the 12 months ended Dec. 31, 2019, was 5.5%.

“We had solid execution in the fourth quarter, returning to contract sales growth through an improvement in tours and a gain in our close rate,” said Mark Wang, president and CEO of Hilton Grand Vacations. “This topline growth combined with our efficiency initiatives allowed us to produce solid Adjusted EBITDA growth for the quarter. We have the right brand and the right team in place to execute as we move through this year and ramp up sales of our new inventory.”

Full Year 2020 Outlook1

•	Net income is projected to be between $198 and $208 million.
•	Net income is expected to be affected by a net deferral of $55 to $60 million.
•	Diluted EPS is projected to be between $2.28 and $2.39.
•	Diluted EPS is expected to be affected by a net deferral of $55 to $60 million or $0.63 to $0.69 per share.

[1]

The company’s current year results, prior year results and outlook include impacts related to deferrals of revenues and direct expenses related to the Sales of VOIs under construction that are recognized when construction is complete. These impacts are reflected in the sub-bullets. This outlook also excludes any potential impact of the coronavirus; additional information will be provided on our conference call referenced below.

•	Adjusted EBITDA is projected to be between $400 and $415 million.
•	Adjusted EBITDA is expected to be affected by a net deferral of $55 to $60 million.
•	Contract sales growth is expected to be 3% to 7%.
•	Adjusted free cash flow is projected to be between $50 and $110 million.
•	The 2020 outlook does not reflect any additional share repurchases.

Overview – Fourth Quarter 2019

For the quarter ended Dec. 31, 2019, diluted EPS was $0.83 compared to $1.24 for the quarter ended Dec. 31, 2018. Net income and Adjusted EBITDA were $72 million and $105 million, respectively, for the quarter ended Dec. 31, 2019, compared to $120 million and $186 million, respectively, for the quarter ended Dec. 31, 2018. Total revenues for the quarter ended Dec. 31, 2019, were $468 million compared to $642 million for the quarter ended Dec. 31, 2018.

Net income and Adjusted EBITDA for the quarter ended Dec. 31, 2019, included a net deferral of $19 million relating to sales made at The Central at 5th by Hilton Club and Ocean Tower at Hilton Grand Vacations Club Phase II projects, which were under construction during the period. The company anticipates recognizing these revenues and related expenses in late 2020 and the first quarter of 2021, respectively, when it expects to complete these projects and recognize the deferrals.

Net income and Adjusted EBITDA for the quarter ended Dec. 31, 2018, included an $81 million net benefit from recognitions related to sales at the Ocean Tower Phase I project that occurred during the first nine months of 2018 that were deferred until the fourth quarter of 2018 when construction of that phase of the project was completed and the deferrals were recognized.

Segment Highlights – Fourth Quarter 2019

Real Estate Sales and Financing

For the quarter ended Dec. 31, 2019, Real Estate Sales and Financing segment revenues were $313 million, a decrease of 36.8% compared to the quarter ended Dec. 31, 2018. Real Estate Sales and Financing segment Adjusted EBITDA and Adjusted EBITDA margin as a percentage of Real Estate Sales and Financing segment revenues were $82 million and 26.2%, respectively, for the quarter ended Dec. 31, 2019, compared to $173 million and 34.9%, respectively, for the quarter ended Dec. 31, 2018. Real Estate Sales and Financing results in fourth quarter 2019 weakened due to higher construction-related deferrals versus the prior year, offset by a modest increase in contract sales and lower revenue from the Company’s fee-for-service contracts.

Real Estate Sales and Financing segment Adjusted EBITDA reflect the $19 million of net deferrals related to The Central at 5th and Ocean Tower Phase II projects for the quarter ended Dec. 31, 2019, and $81 million of net recognitions related to the Ocean Tower Phase I project for the quarter ended Dec. 31, 2018, as previously discussed.

Contract sales for the quarter ended Dec. 31, 2019, increased 1.4% to $365 million compared to the quarter ended Dec. 31, 2018. For the quarter ended Dec. 31, 2019, tours increased 5.2% and VPG decreased 2.5% compared to the quarter ended Dec. 31, 2018. For the quarter ended Dec. 31, 2019, fee-for-service contract sales represented 52.3% of contract sales compared to 56.1% for the quarter ended Dec. 31, 2018.

Financing revenues were $43 million for the quarter ended Dec. 31, 2019, an increase of 4.9% compared to the quarter ended Dec. 31, 2018. This reflects a 2.7% increase in interest income, which was driven by an increase in the net timeshare financing receivables portfolio and a 6 bps increase in the weighted average interest rate the Company receives on the portfolio. It also reflects a $1 million increase in other financing revenue related to growth in servicing revenues related to the Company’s third-party loan portfolios.

Resort Operations and Club Management

For the quarter ended Dec. 31, 2019, Resort Operations and Club Management segment revenue was $122 million, an increase of 3.4% compared to the quarter ended Dec. 31, 2018. Resort Operations and Club Management segment Adjusted EBITDA and Adjusted EBITDA margin as a percentage of Resort Operations and Club Management segment revenue was $72 million and 59%, respectively, for the quarter ended Dec. 31, 2019, compared to $66 million and 55.9%, respectively, for the quarter ended Dec. 31,

2018. Compared to the prior-year period, Resort Operations and Club Management results in the fourth quarter of 2019 benefited from the additional club dues and transaction fees from nearly 17,000 net new members added over the previous 12-month period.

Overview – Full Year 2019

For the year ended Dec. 31, 2019, diluted EPS was $2.42 compared to $3.05 for the year ended Dec. 31, 2018. Net income and Adjusted EBITDA were $216 million and $408 million respectively, for the year ended Dec. 31, 2019, compared to $298 million and $503 million, respectively, for the year ended Dec. 31, 2018. Total revenues for the year ended Dec. 31, 2019, were $1.8 billion compared to $2 billion for the year ended Dec. 31, 2018.

Net income and Adjusted EBITDA for the year ended Dec. 31, 2019, include a net deferral of $45 million relating to sales made at The Central at 5th and Ocean Tower Phase II projects, which were under construction during the period. The company anticipates recognizing these revenues and related expenses in late 2020 and 2021, respectively, when it expects to complete these projects and recognize the deferrals.

Net income and Adjusted EBITDA for the year ended Dec. 31, 2018, included a $79 million net recognition of sales at The Residences by Hilton Club property that was deferred until the second quarter of 2018 when construction of that project was completed and the deferrals were recognized.

Segment Highlights – Full Year 2019

Real Estate Sales and Financing

For the year ended Dec. 31, 2019, Real Estate Sales and Financing segment revenues were $1.3 billion, a decrease of 14.4% compared to the year ended Dec. 31, 2018. Real Estate Sales and Financing segment Adjusted EBITDA and Adjusted EBITDA margin as a percentage of Real Estate Sales and Financing segment revenues was $325 million and 26%, respectively, for the year ended Dec. 31, 2019, compared to $447 million and 30.6% respectively, for the year ended Dec. 31, 2018. Real Estate Sales and Financing results in fourth quarter 2019 regressed due to construction-related deferrals versus recognitions in the prior year.

Real Estate Sales and Financing segment Adjusted EBITDA reflect the $45 million of net deferrals related to The Central at 5th and Ocean Tower Phase II projects for the year ended Dec. 31, 2019, and $79 million of net recognitions related to The Residences for the year ended Dec. 31, 2018, as previously discussed.

Contract sales for the year ended Dec. 31, 2019 remained consistent at $1.4 billion compared to the year ended Dec. 31, 2018. For the year ended Dec. 31, 2019, tours increased 7.1% to 383,108 and VPG decreased 6% to $3,518 compared to the year ended Dec. 31, 2018. For the year ended Dec. 31, 2019, fee-for-service contract sales represented 53.9% of contract sales compared to 55% for the year ended Dec. 31, 2018.

Financing revenues were $170 million for the year ended Dec. 31, 2019, an increase of 7.6% compared to the year ended Dec. 31, 2018. This reflects a 5% increase in interest income, which was driven by a 3.7% increase in the timeshare financing receivables portfolio and a 21 bps increase in the weighted average interest rate the Company receives on the portfolio. It also reflects a $5 million increase in other financing revenue related to growth in servicing revenues related to the Company’s third-party loan portfolios.

For the year ended Dec. 31, 2019, 66.2% of HGV’s sales were to customers who financed part of their purchase, compared to 65.8% for the year ended Dec. 31, 2018.

As of Dec. 31, 2019, gross timeshare financing receivables were $1.3 billion with a weighted average interest rate of 12.49% and a weighted average remaining term of 7.9 years. As of Dec. 31, 2019, 92.9% of HGV’s financing receivables were current, compared to 93.2% as of Dec. 31, 2018.

Resort Operations and Club Management

For the year ended Dec. 31, 2019, Resort Operations and Club Management segment revenues were $454 million, an increase of 7.6% compared to the year ended Dec. 31, 2018. Resort Operations and Club Management segment Adjusted EBITDA and Adjusted EBITDA margin as a percentage of Resort Operations and Club Management segment revenues was $265 million and 58.4%, respectively for the year ended Dec. 31, 2019, compared to $245 million and 58.1%, respectively for the year ended Dec. 31, 2018.

Compared to the prior-year period, Resort Operations and Club Management results in the current year benefited from the additional club dues and transaction fees from nearly 17,000 net new members added over the previous 12-month period.

Inventory

The estimated contract sales value of HGV’s total pipeline is approximately $9.7 billion at current pricing, which represents approximately seven years of sales at the current trailing 12-month sales pace.

The total pipeline includes approximately 1.6 years of sales relating to inventory that is currently available for sale at open or soon-to-open projects. The remaining 5.3 years of sales is inventory at new or existing projects that will become available for sale in the future upon registration, delivery or construction.

Owned inventory represents 76% of HGV’s total pipeline. Approximately 19% of the owned inventory pipeline is currently available for sale.

Fee-for-service inventory represents 24% of HGV’s total pipeline. Approximately 37% of the fee-for-service inventory pipeline is currently available for sale.

With 30% of the pipeline consisting of just-in-time inventory and 24% consisting of fee-for-service inventory, capital-efficient inventory represents 54% of HGV’s total pipeline.

Balance Sheet and Liquidity

Total cash and cash equivalents were $152 million as of Dec. 31, 2019, including $85 million of restricted cash.

As of Dec. 31, 2019, HGV had $828 million of corporate debt, net outstanding with a weighted average interest rate of 4.57% and $747 million of non-recourse debt, net outstanding with a weighted average interest rate of 2.88%.

As of Dec. 31, 2019, the Company’s liquidity position consisted of $67 million of unrestricted cash and available capacity of $479 million on the revolving credit facility and $450 million on the warehouse facility.

Free cash flow was $82 million for the year ended Dec. 31, 2019, compared to ($222) million in the prior period. Adjusted free cash flow was $71 million for the year ended Dec. 31, 2019, compared to ($44) million in the prior period.

Share Repurchase

On Nov. 28, 2018, the Company announced that its board of directors approved a $200 million share repurchase program. Under the program, repurchases may be carried out through open-market purchases, block trades or other transactions subject to customary restrictions through November 2019. In April 2019, the company substantially reached its $200 million capacity under the initial authorization. On May 2, 2019, the Company announced that the board of directors approved an additional $200 million of share repurchases. Since the launch of the share repurchase program was approved in November 2018, the Company has repurchased 11.8 million shares for $355 million at an average price of $29.90. The stock repurchase program automatically expired on Nov. 26, 2019. During the quarter ended Dec. 31, 2019, the Company did not repurchase any securities.

Subsequent Events

In 2020, HGV has executed the following transactions:

•	HGV borrowed $20 million and repaid $25 million, respectively, under its revolving credit facility,
•	HGV amended the Timeshare Facility, temporarily changing certain covenant requirements. All other terms and borrowing capacity remained the same,
•

HGV completed the registrations for timeshare units under construction in New York, New York and Los Cabos, Mexico that resulted in a transfer of $199 million and $50 million, respectively, from property and equipment to inventory.

Total Construction Deferrals and/or Recognitions Included in Results Reported Under Accounting Standards Codification Topic 606 (“ASC 606”)

The Company’s Adjusted EBITDA as reported under ASC 606 includes construction-related recognitions and deferrals of revenues and related expenses as detailed in Table T-1. Under ASC 606, the Company defers revenues and related expenses pertaining to sales at projects that occur during periods when that project is under construction until the period when construction is completed.

HGV had deferred revenues and expenses related to sales made at Ocean Tower for the first three quarters of 2018 and recognized them in the fourth quarter of 2018 when construction was complete. Likewise, HGV had deferred revenues and expenses related to sales made at The Residences in the first quarter of 2018 and recognized them in the second quarter of 2018 when construction was complete. These deferrals and recognitions of sales made in 2018 offset and there was no net financial impact in 2018.

The $79 million net recognition impact for 2018 relates to the recognition of revenues and expenses related to sales made at The Residences prior to 2018 that were recognized in the second quarter of 2018 when construction was complete. A portion of these pre-2018 sales had been partially recognized in prior periods under the previous accounting guidance, but as part of the adoption of ASC 606 on Jan. 1, 2018, those recognitions were reversed with a cumulative adjustment to retained earnings.

Total Construction Recognitions (Deferrals)

	Three Months Ended December 31,		Years Ended December 31,
($ in millions)	2019	2018	2019	2018
Sales of VOIs (deferrals)	$(35)	—	$(84)	$(166)
Sales of VOIs recognitions	—	153	—	299
Net Sales of VOIs (deferrals) recognitions	(35)	153	(84)	133
Cost of VOI sales (deferrals)(1)	(11)	—	(27)	(54)
Cost of VOI sales recognitions	—	50	—	90
Net Cost of VOI sales (deferrals) recognitions(1)	(11)	50	(27)	36
Sales and marketing expense (deferrals)	(5)	—	(12)	(23)
Sales and marketing expense recognitions	—	22	—	41
Net Sales and marketing expense (deferrals) recognitions	(5)	22	(12)	18
Net construction (deferrals) recognitions	$(19)	$81	$(45)	$79

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net income	$55	$39	$50	$72	$216
Interest expense	10	11	12	10	43
Income tax expense	20	15	20	2	57
Depreciation and amortization	10	13	14	14	51
Interest expense and depreciation and amortization included in equity in earnings from unconsolidated affiliates	1	1	—	1	3
EBITDA	96	79	96	99	370
Other loss, net	1	1	1	—	3
Share-based compensation expense	5	7	6	4	22
Other adjustment items	—	3	8	2	13
Adjusted EBITDA	$102	$90	$111	$105	$408

NET CONSTRUCTION DEFERRAL ACTIVITY
Sales of VOIs, net	$—	$(34)	$(15)	$(35)	$(84)
Cost of VOI sales(1)	—	(11)	(5)	(11)	(27)
Sales, marketing, general and administrative expense	—	(5)	(2)	(5)	(12)
Net construction (deferrals) recognitions	$—	$(18)	$(8)	$(19)	$(45)

(1)

Includes anticipated Costs of VOI sales related to inventory associated with Sales of VOIs under construction that will be acquired under a just-in-time arrangement once construction is complete for the fourth quarter.

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net income	$30	$107	$41	$120	$298
Interest expense	7	8	7	8	30
Income tax expense	10	39	15	41	105
Depreciation and amortization	8	8	9	11	36
Interest expense and depreciation and amortization included in equity in earnings from unconsolidated affiliates	1	1	1	1	4
EBITDA	56	163	73	181	473
Other (gain) loss, net	1	(1)	1	—	1
Share-based compensation expense	3	5	5	3	16
Other adjustment items	2	8	1	2	13
Adjusted EBITDA	$62	$175	$80	$186	$503

NET CONSTRUCTION DEFERRAL ACTIVITY
Sales of VOIs, net	$(66)	$91	$(45)	$153	$133
Cost of VOI sales	(21)	20	(13)	50	36
Sales, marketing, general and administrative expense	(8)	11	(7)	22	18
Net construction (deferrals) recognitions	$(37)	$60	$(25)	$81	$79

Conference Call

Hilton Grand Vacations will host a conference call on Feb. 27, 2020, at 11 a.m. (EST) to discuss fourth quarter results.

To access the live teleconference, please dial 1-877-407-0784 in the U.S./Canada (or +1-201-689-8560 internationally) approximately 15 minutes prior to the teleconference’s start time. A live webcast will also be available by logging onto the HGV Investor Relations website at https://investors.hgv.com.

In the event of audio difficulties during the call on the toll-free number, participants are advised that accessing the call using the +1-201-689-8560 dial-in number may bypass the source of audio difficulties.

A replay will be available beginning three hours after the teleconference’s completion through March 5, 2020. To access the replay, please dial 1-844-512-2921 in the U.S. (+1-412-317-6671 internationally) using ID# 13697040. A webcast replay and transcript will be available within 24 hours after the live event at https://investors.hgv.com/events-and-presentations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements convey management's expectations as to the future of HGV, and are based on management’s beliefs, assumptions, and such plans, estimates, projections and other information as is available to management at the time HGV makes the statements. Forward-looking statements may be identified by terminology such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” “could,” "plans," "goal," "future," "outlook," "guidance," "target," "projection," "estimate," or similar expressions; however, not all forward-looking statements include these identifying words.  The forward-looking statements contained in this press release include statements related to HGV’s revenues, earnings, taxes, cash flow and related financial and operating measures, and expectations with respect to future operating, financial and business performance, and other anticipated future events and expectations that are not historical facts.

HGV cautions you that its forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of HGV to be materially different from the future results, business performance or achievements expressed or implied by its forward-looking statements. HGV’s forward-looking statements are not guarantees of future performance and you should not place undue reliance on such statements in this in this press release. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include, but are not limited to, risks associated with: (1) general volatility in the economy and/or the financial and credit markets; (2) HGV’s credit facilities and indenture, including interest rates, restrictive covenants, the ability to make scheduled payments, and the ability to refinance its debt on acceptable terms; (3) changes in tax rates, exposure to additional tax liabilities, and differences between the actual impact of recently enacted corporate tax reform and HGV’s current expectations; (4) the economic environment for and trends in the hospitality industry, which may impact the vacationing and purchasing decisions of consumers; (5) the inherent business, financial and operating risks, and the intense competition associated with the vacation ownership business in particular, including the Company’s ability successfully market and sell VOIs, the risks associated with its development and other activities to source inventory for VOI sales, significant increases in defaults on HGV’s vacation ownership mortgage receivables, and the ability of managed homeowner associations to collect sufficient maintenance fees; (6) actions of HGV or the occurrence of other events that could cause a breach under or termination of the Company’s license agreement with Hilton Worldwide that could affect or terminate HGV’s access to the Hilton brands and programs, or actions of Hilton Worldwide that affect the reputation of the licensed marks or Hilton’s programs; (7) HGV’s joint ventures and strategic alliances that may not result in expected benefits, including terminations of its fee-for-service arrangements; (8) economic and operational uncertainties related to the Company’s increasing global operations, including its ability to manage the outcome and timing of such activities, its compliance with anti-corruption, data privacy and other international laws and regulations, and the effects of foreign currency exchange; (9) the Company’s use of social media platforms, cybersecurity vulnerabilities, and information technology system failures resulting in disclosure of personal data, company data loss, system outages or disruptions of online services, which could lead to increased costs, liability claims, harm to user engagement, and harm to HGV’s reputation or competitive position; (10) the impact of claims against the Company that could result in adverse outcomes, including legal, business or regulatory issues or litigation; (11) the continued service of HGV’s key executives and team members; and (12) catastrophic events or geo-political conditions including war, terrorist activity, political strife or natural disasters that may disrupt HGV’s operations in key vacation destinations. The above list of factors is not a comprehensive list of factors that could impact the future of HGV. Any one or more of the foregoing or other factors not identified above could adversely impact HGV’s future operations, revenue, operating margins, financial results and/or financial condition.

For additional information regarding factors that could cause HGV’s actual results to differ materially from those contemplated in the forward-looking statements in this press release, please see the risk factors and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of HGV’s most recent Annual Report on Form 10-K, each of the Company’s Quarterly Reports on Form 10-Q filed subsequent to such Form 10-K, and those described from time to time in HGV’s other filings.  There may be other risks and uncertainties that HGV is unable to predict at this time or that the Company currently does not expect to have a material adverse effect on its business. All information in this press release is as of the date of the release unless otherwise indicated. Except for HGV’s ongoing obligations to disclose material information under the federal securities laws, HGV undertakes no obligation to release publicly any revisions to any forward-looking statement or information to conform to actual results, whether as a result of new information, future developments, or changes in the Company’s expectations, or otherwise.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA margins, free cash flow and adjusted free cash flow. Please see the tables in this press release and “Definitions” for additional information and reconciliations of such non-GAAP financial measures.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Florida, Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 325,000 club members. For more information, visit www.hiltongrandvacations.com.

HILTON GRAND VACATIONS INC.

DEFINITIONS

EBITDA and Adjusted EBITDA

EBITDA, presented herein, is a financial measure that is not recognized under U.S. GAAP that reflects net income (loss), before interest expense (excluding non-recourse debt), a provision for income taxes and depreciation and amortization.

Adjusted EBITDA, presented herein, is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) asset dispositions; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) reorganization costs, including severance and relocation costs; (vi) share-based and certain other compensation expenses; (vii) costs related to the spin-off; and (viii) other items.

EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

HGV believes that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•

EBITDA and Adjusted EBITDA do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•	EBITDA and Adjusted EBITDA do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and
•	EBITDA and Adjusted EBITDA may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Free Cash Flow and Adjusted Free Cash Flow

Free Cash Flow represents cash from operating activities less non-inventory capital spending.

Adjusted Free Cash Flow represents free cash flow less non-recourse debt activities, net.

We consider Free Cash Flow and Adjusted Free Cash Flow to be liquidity measures not recognized under U.S. GAAP that provides useful information to both management and investors about the amount of cash generated by operating activities that can be used for investing and financing activities, including strategic opportunities and debt service.  We do not believe these non-GAAP measures to be a representation of how we will use excess cash.

Real Estate Metrics

Contract sales represents the total amount of VOI products (fee-for-service and developed) under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales differ from revenues from the Sales of VOIs, net that we report in our consolidated statements of operations due to the requirements for revenue recognition, as well as adjustments for incentives and other administrative fee revenues. We consider contract sales to be an important operating measure because it reflects the pace of sales in our business and is used to manage the performance of the sales organization.  While the presentation of contract sales on a combined basis (fee-for-service and developed) is most appropriate for the purpose of the operating metric, additional information regarding the split of contract sales, included in “—Real Estate” below, is useful for investors who are interested in the underlying capital structures of the Company’s projects. See Note 2: Basis of Presentation and Summary of Significant Accounting Policies in our audited consolidated financial statements included in Item 8 in our Annual Report on form 10-K for the year ended December 31, 2019, for additional information on Sales of VOI, net.

Developed Inventory refers to VOI inventory that is sourced from projects the Company develops.

Fee-for-Service Inventory refers to VOI inventory HGV sells and manages on behalf of third-party developers.

Just-in-Time Inventory refers to VOI inventory primarily sourced in transactions that are designed to closely correlate the timing of the acquisition with HGV’s sale of that inventory to purchasers.

NOG or Net Owner Growth represents the year-over-year change in membership.

Real estate margin represents sales revenue less the cost of VOI sales and sales and marketing costs, net of marketing revenue. Real estate margin percentage is calculated by dividing real estate margin by sales revenue. We consider this to be an important operating measure because it measures the efficiency of our sales and marketing spending and management of inventory costs.

Sales revenue represents Sale of VOIs, net and commissions and brand fees earned from the sale of fee-for-service intervals.

Tour flow represents the number of sales presentations given at HGV’s sales centers during the period.

Volume per guest (“VPG”) represents the sales attributable to tours at HGV’s sales locations and is calculated by dividing Contract sales, excluding telesales, by tour flow. The Company considers VPG to be an important operating measure because it measures the effectiveness of HGV’s sales process, combining the average transaction price with closing rate.

Resort and Club Management and Rental Metrics

Transient rate represents the total rental room revenue for transient guests divided by total number of transient room nights sold in a given period and excludes room rentals associated with marketing programs, owner usage and the redemption of Club Bonus Points. See Note 2: Basis of Presentation and Summary of Significant Accounting Policies in our audited consolidated financial statements included in Item 8 in our Annual Report on Form 10-K for further discussion on Club Bonus Points.

HILTON GRAND VACATIONS INC.

FINANCIAL TABLES

CONSOLIDATED BALANCE SHEETS	T-2
CONSOLIDATED STATEMENTS OF OPERATIONS	T-3
CONSOLIDATED STATEMENTS OF CASH FLOWS	T-4
FREE CASH FLOWS RECONCILIATION	T-5
SEGMENT REVENUE RECONCILIATION	T-6
SEGMENT EBITDA AND ADJUSTED EBITDA TO NET INCOME	T-7
REAL ESTATE SALES MARGIN DETAIL SCHEDULE	T-8
FINANCING MARGIN DETAIL SCHEDULE	T-9
RESORT AND CLUB MARGIN DETAIL SCHEDULE	T-10
RENTAL AND ANCILLARY MARGIN DETAIL SCHEDULE	T-11
REAL ESTATE SALES AND FINANCING SEGMENT ADJUSTED EBITDA	T-12
RESORT AND CLUB MANAGEMENT SEGMENT ADJUSTED EBITDA	T-13
FORWARD-YEAR ADJUSTED EBITDA RECONCILIATION	T-14
FORWARD-YEAR NET CONSTRUCTION DEFERRALS	T-15

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31,
	2019	2018

ASSETS
Cash and cash equivalents	$67	$108
Restricted cash	85	72
Accounts receivable, net	174	153
Timeshare financing receivables, net	1,156	1,120
Inventory	558	527
Property and equipment, net	778	559
Operating lease right-of-use assets, net	60	—
Investments in unconsolidated affiliates	44	38
Intangible assets, net	89	81
Other assets	68	95
TOTAL ASSETS	$3,079	$2,753
LIABILITIES AND EQUITY
Liabilities:
Accounts payable, accrued expenses and other	$298	$324
Advanced deposits	115	101
Debt, net	828	604
Non-recourse debt, net	747	759
Operating lease liabilities	76	—
Deferred revenues	186	95
Deferred income tax liabilities	259	254
Total liabilities	2,509	2,137
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 300,000,000 authorized shares, none issued or outstanding as of December 30, 2019 and 2018	—	—
Common stock, $0.01 par value; 3,000,000,000 authorized shares, 85,535,501 and 94,558,086 issued and outstanding as of December 31, 2019 and 2018, respectively	1	1
Additional paid-in capital	179	174
Accumulated retained earnings	390	441
Total equity	570	616
TOTAL LIABILITIES AND EQUITY	$3,079	$2,753

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenues
Sales of VOIs, net	$126	$307	$509	$734
Sales, marketing, brand and other fees	144	147	573	570
Financing	43	41	170	158
Resort and club management	61	56	191	172
Rental and ancillary services	54	54	227	218
Cost reimbursements	40	37	168	147
Total revenues	468	642	1,838	1,999
Expenses
Cost of VOI sales	35	101	127	210
Sales and marketing	175	200	719	728
Financing	14	14	53	49
Resort and club management	12	14	46	47
Rental and ancillary services	39	38	147	133
General and administrative	29	33	111	117
Depreciation and amortization	14	11	51	36
License fee expense	26	25	101	98
Cost reimbursements	40	37	168	147
Total operating expenses	384	473	1,523	1,565
Interest expense	(10)	(8)	(43)	(30)
Equity in earnings from unconsolidated affiliates	—	—	4	—
Other loss, net	—	—	(3)	(1)
Income before income taxes	74	161	273	403
Income tax expense	(2)	(41)	(57)	(105)
Net income	$72	$120	$216	$298
Earnings per share:
Basic	$0.83	$1.25	$2.43	$3.07
Diluted	$0.83	$1.24	$2.42	$3.05

HILTON GRAND VACATIONS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Operating Activities
Net income	$72	$120	$216	$298
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	14	11	51	36
Amortization of deferred financing costs and other	3	3	10	7
Provision for financing receivables losses	14	19	74	69
Other loss, net	—	—	3	1
Share-based compensation	4	3	22	16
Deferred income tax expense	24	41	3	20
Equity in earnings from unconsolidated affiliates	—	—	(4)	—
Distributions received from unconsolidated affiliates	—	—	—	2
Net changes in assets and liabilities:
Accounts receivable, net	(37)	(2)	(20)	(41)
Timeshare financing receivables, net	(32)	(35)	(111)	(118)
Inventory	2	31	(4)	16
Purchases and development of real estate for future conversion to inventory	(61)	—	(168)	(299)
Other assets	6	30	(16)	(31)
Accounts payable, accrued expenses and other	(37)	(9)	(17)	(24)
Advanced deposits	3	1	14	14
Deferred revenues	21	(168)	91	(126)
Other	1	1	1	1
Net cash (used in) provided by operating activities	(3)	46	145	(159)
Investing Activities
Capital expenditures for property and equipment	(12)	(15)	(37)	(44)
Software capitalization costs	(7)	(7)	(26)	(19)
Return of investment from unconsolidated affiliates	—	—	—	11
Investments in unconsolidated affiliates	—	(5)	(2)	(10)
Net cash used in investing activities	(19)	(27)	(65)	(62)
Financing Activities
Issuance of debt	30	315	485	530
Issuance of non-recourse debt	—	—	365	663
Repayment of debt	(18)	(240)	(290)	(408)
Repayment of non-recourse debt	(49)	(49)	(376)	(485)
Debt issuance costs	—	(6)	(6)	(12)
Repurchase and retirement of common stock	—	(71)	(283)	(183)
Payment of withholding taxes on vesting of restricted stock units	(1)	—	(4)	(4)
Proceeds from employee stock plan purchases	1	—	3	—
Capital contribution	—	—	—	3
Proceeds from stock option exercises	—	—	—	—
Other financing activity	—	—	(2)	—
Net cash (used in) provided by financing activities	(37)	(51)	(108)	104
Net decrease in cash, cash equivalents and restricted cash	(59)	(32)	(28)	(117)
Cash, cash equivalents and restricted cash, beginning of period	211	212	180	297
Cash, cash equivalents and restricted cash, end of period	$152	$180	$152	$180

HILTON GRAND VACATIONS INC.

FREE CASH FLOWS RECONCILIATION

(in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash (used in) provided by operating activities	$(3)	$46	$145	$(159)
Capital expenditures for property and equipment	(12)	(15)	(37)	(44)
Software capitalization costs	(7)	(7)	(26)	(19)
Free Cash Flow	(22)	24	82	(222)
Non-recourse debt activity, net	(49)	(49)	(11)	178
Adjusted Free Cash Flow	$(71)	$(25)	$71	$(44)

HILTON GRAND VACATIONS INC.

SEGMENT REVENUE RECONCILIATION

(in millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Real estate sales and financing	$313	$495	$1,252	$1,462
Resort operations and club management	122	118	454	422
Total Segment revenues	435	613	1,706	1,884
Cost reimbursements	40	37	168	147
Intersegment eliminations	(7)	(8)	(36)	(32)
Total revenues	$468	$642	$1,838	$1,999

HILTON GRAND VACATIONS INC.

SEGMENT EBITDA AND ADJUSTED EBITDA TO NET INCOME

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net Income	$72	$120	$216	$298
Interest expense	10	8	43	30
Income tax expense	2	41	57	105
Depreciation and amortization	14	11	51	36
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliates	1	1	3	4
EBITDA	99	181	370	473
Other loss, net	—	—	3	1
Share-based compensation expense	4	3	22	16
Other adjustment items(1)(2)	2	2	13	13
Adjusted EBITDA	$105	$186	$408	$503

Adjusted EBITDA:
Real estate sales and financing(3)	$82	$173	$325	$447
Resort operations and club management(3)	72	66	265	245
Segment Adjusted EBITDA	154	239	590	692
Adjustments:
Adjusted EBITDA from unconsolidated affiliates	1	1	7	4
License fee expense	(26)	(25)	(101)	(98)
General and administrative(4)	(24)	(29)	(88)	(95)
Adjusted EBITDA	$105	$186	$408	$503
Adjusted EBITDA margin %	22.4%	29.0%	22.2%	25.2%
EBITDA margin %	21.2%	28.2%	20.1%	23.7%

(1)	Includes restructuring and other non-recurring charges for the three and twelve months ended December 31, 2019 of $2 million and $12 million, respectively.
(2)	Includes costs associated with the spin-off transaction for the three and twelve months ended December 31, 2018 of $2 million and $11 million, respectively.
(3)	Includes intersegment transactions, share-based compensation, depreciation and other adjustments attributable to the segments.
(4)	Excludes share-based compensation, depreciation and other adjustment items attributable to the segments.

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES MARGIN DETAIL SCHEDULE

(in millions, except Tour Flow and VPG)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Contract sales	$365	$360	$1,410	$1,410
Tour flow	95,841	91,076	383,108	357,861
VPG	$3,681	$3,775	$3,518	$3,743
Owned contract sales mix	47.7%	43.9%	46.1%	45.0%
Fee-for-service contract sales mix	52.3%	56.1%	53.9%	55.0%

Sales of VOIs, net	$126	$307	$509	$734
Adjustments:
Fee-for-service sales(1)	191	202	760	776
Provision for financing receivables losses	14	19	74	69
Reportability and other:
Net deferral (recognition) of sales of VOIs under construction(2)	35	(153)	84	(133)
Fee-for-service sale upgrades, net	(13)	(23)	(52)	(63)
Other(3)	12	8	35	27
Contract sales	$365	$360	$1,410	$1,410

Sales, marketing, brand and other fees	$144	$147	$573	$570
Less:
Marketing revenue and other fees	34	32	136	123
Commissions and brand fees	110	115	437	447
Sales of VOIs, net	126	307	509	734
Sales revenue	236	422	946	1,181
Less:
Cost of VOI sales	35	101	127	210
Sales and marketing expense, net(4)	134	162	549	575
Real estate margin	$67	$159	$270	$396
Real estate margin percentage	28.4%	37.7%	28.5%	33.5%

(1)	Represents contract sales from fee-for-service properties on which the Company earns commissions and brand fees.
(2)	Represents the net impact of deferred revenues related to the Sales of VOIs under construction that are recognized when construction is complete.
(3)	Includes adjustments for revenue recognition, including amounts in rescission and sales incentives.
(4)	Includes revenue recognized through our marketing programs for existing owners and prospective first-time buyers and revenue associated with sales incentives and document compliance.

HILTON GRAND VACATIONS INC.

FINANCING MARGIN DETAIL SCHEDULE

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Interest income	$38	$37	$147	$140
Other financing revenue	5	4	23	18
Financing revenue	43	41	170	158
Consumer financing interest expense	7	8	29	24
Other financing expense	7	6	24	25
Financing expense	14	14	53	49
Financing margin	$29	$27	$117	$109
Financing margin percentage	67.4%	65.9%	68.8%	69.0%

HILTON GRAND VACATIONS INC.

RESORT AND CLUB MARGIN DETAIL SCHEDULE

(in millions, except for Members and Net Owner Growth)

			Years Ended December 31,
			2019	2018
Total members			325,519	308,637
Net Owner Growth (NOG)			16,882	20,246
Net Owner Growth % (NOG%)			5.5%	7.0%

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Club management revenue	$45	$41	$125	$112
Resort management revenue	16	15	66	60
Resort and club management revenues	61	56	191	172
Club management expense	7	10	27	29
Resort management expense	5	4	19	18
Resort and club management expenses	12	14	46	47
Resort and club management margin	$49	$42	$145	$125
Resort and club management margin percentage	80.3%	75.0%	75.9%	72.7%

HILTON GRAND VACATIONS INC.

RENTAL AND ANCILLARY MARGIN DETAIL SCHEDULE

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Rental revenues	$48	$47	201	$191
Ancillary services revenues	6	7	26	27
Rental and ancillary services revenues	54	54	227	218
Rental expenses	34	32	123	110
Ancillary services expense	5	6	24	23
Rental and ancillary services expenses	39	38	147	133
Rental and ancillary services margin	$15	$16	80	$85
Rental and ancillary services margin percentage	27.8%	29.6%	35.2%	39.0%

HILTON GRAND VACATIONS INC.

REAL ESTATE SALES AND FINANCING SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Sales of VOIs, net	$126	$307	$509	$734
Sales, marketing, brand and other fees	144	147	573	570
Financing	43	41	170	158
Real estate sales and financing segment revenues	313	495	1,252	1,462
Cost of VOI sales	(35)	(101)	(127)	(210)
Sales and marketing	(175)	(200)	(719)	(728)
Financing	(14)	(14)	(53)	(49)
Marketing package stays	(6)	(7)	(35)	(31)
Model unit rental	(1)	(1)	(1)	(1)
Share-based compensation	1	1	5	3
Other adjustment items	(1)	—	3	1
Real estate sales and financing segment adjusted EBITDA	82	173	325	447
Real estate sales and financing segment adjusted EBITDA margin percentage	26.2%	34.9%	26.0%	30.6%

HILTON GRAND VACATIONS INC.

RESORT AND CLUB MANAGEMENT SEGMENT ADJUSTED EBITDA

(in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Resort and club management	$61	$56	$191	$172
Rental and ancillary services	54	54	227	218
Marketing package stays	6	7	35	31
Model unit rental	1	1	1	1
Resort and club management segment revenue	122	118	454	422
Resort and club management	(12)	(14)	(46)	(47)
Rental and ancillary services	(39)	(38)	(147)	(133)
Share-based compensation	—	—	2	2
Other adjustment items	1	—	2	1
Resort and club segment adjusted EBITDA	72	66	265	245
Resort and club management segment adjusted EBITDA margin percentage	59.0%	55.9%	58.4%	58.1%

HILTON GRAND VACATIONS INC.

FORWARD-YEAR ADJUSTED EBITDA RECONCILIATION

(in millions, except share data)

	2020(1) Low Case	2020(1) High Case
Contract Sales	3.0%	7.0%
Fee-for-service as % of contract sales	47%	53%

Net Income	$198	$208
Income tax expense	77	81
Pre-tax income	275	289
Interest expense	42	39
Depreciation and amortization	47	44
Interest expense, depreciation and amortization included in equity in earnings (losses) from unconsolidated affiliates	3	5
EBITDA	367	377
Share-based compensation expense	25	27
Other adjustment items	8	11
Adjusted EBITDA	$400	$415

Diluted shares	87	87
Earnings per share - diluted	$2.28	$2.39

Cash flow from operating activities	$40	$80
Non-inventory capex	(60)	(50)
Free Cash Flow	(20)	30
Non-recourse debt activity, net	70	80
Adjusted Free Cash Flow	$50	$110

Net construction (deferrals) recognitions affecting EBITDA	$(55)	$(60)

(1)	2020 Guidance assumes a $55 million to $60 million full-year impact from construction-related revenues or expenses deferrals.

HILTON GRAND VACATIONS INC.

FORWARD-YEAR NET CONSTRUCTION DEFERRALS

(in millions)

	2020
	First Half Estimate	Second Half Estimate	Full Year Estimate
Net construction deferrals affecting EBITDA
High Case	$(55)	$(5)	$(60)
Low Case	$(50)	$(5)	$(55)